Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. and Carnegie Mellon University

Announce Settlement

Santa Clara, Calif. (February 17, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, and Carnegie Mellon University, a private research university, today announced that, pursuant to a court-ordered mediation, the Company and University have settled their patent infringement lawsuit. The parties have resolved the case on mutually acceptable terms, including an aggregate payment by Marvell to CMU of $750 million, with no ongoing royalty payments.

This settlement concludes the legal matter filed almost seven years ago. As previously disclosed, in December of 2012, CMU obtained a jury verdict against the Company in the U.S. District Court of W.D. Pennsylvania in the amount of approximately $1.54 billion (plus an ongoing royalty) based on patent infringement claims. This settlement will resolve all pending appeals.

As of January 30, 2016, the Company’s cash and short term investments exceeded $2.3 billion. Marvell had previously recorded approximately $388 million for litigation reserves in fiscal 2016 related to CMU.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: its use of non-GAAP financial measures as important supplemental information. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “can,” “will” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including any risks detailed in Marvell’s SEC filings from time to time. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.